                                  SCHEDULE 1

         The Reporting Persons have engaged in the following transactions in Shares since August 25, 1999, the last day on which a transaction in the Shares by the Reporting Persons was reported on the Schedule 13D.


Transaction             Number of           Price
   Date                  Shares           Per Share*      Purchaser
-----------             ---------         ----------      ---------

8-27-99                     200             1.2500          Bisco
9-2-99                    7,400             1.4155          Bisco
9-3-99                    8,500             1.4956          Bisco
9-7-99                    6,400             1.5234          Bisco
9-10-99                   2,000             1.5000          Bisco
9-13-99                   4,000             1.4375          Bisco

* Excluding commissions


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